EXHIBIT 10.2

FIRST AMENDMENT

OF

APOGEE ENTERPRISES, INC.

OFFICERS’ SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(2005 Restatement)

The “APOGEE ENTERPRISES, INC. OFFICERS’ SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN” as adopted by APOGEE ENTERPRISES, INC., a Minnesota corporation, and first effective January 1, 1998, and as amended and restated in a document entitled “Apogee Enterprises, Inc. Officers’ Supplemental Executive Retirement Plan (2005 Restatement)” effective January 1, 2005, is hereby amended in the following respect. However, it is not the intent of APOGEE ENTERPRISES, INC. to in any manner limit any of the grandfathering provisions found in Internal Revenue Service Notice 2005-1, the proposed regulations or Code Section 409A. This Amendment will be administered and construed on a basis consistent with this intent.

1. ACCRUED BENEFITS. Effective as of January 1, 2006, Section 1.1.1 of the Plan Statement is amended to read in full as follows:

1.1.1. Accrued SERP Benefit — a dollar amount determined as of a Participant’s Termination of Employment and expressed as a Single Life Annuity payable for the life of the Participant with an Annuity Starting Date on the first day of the calendar month following the calendar month in which the Participant would attain Normal Retirement Date (or Termination of Employment, if later) and which is equal to (a) minus (b):

(a)	Primary Benefit. A dollar amount equal to (i) plus (ii):

(i)	A dollar amount equal to:

(A)	two percent (2%), multiplied by

(B)	the Participant’s Average Monthly Basis Compensation determined as of the Participant’s Termination of Employment, multiplied by

(C)	the Participant’s Benefit Service determined as of the Participant’s Termination of Employment.

(ii)	A dollar amount equal to:

(A)	four percent (4%), multiplied by

(B)	the Participant’s Average Monthly Bonus Compensation determined as of the Participant’s Termination of Employment, multiplied by

(C)	the Participant’s Benefit Service determined as of the Participant’s Termination of Employment.

(b)	Offsets. A dollar amount equal to:

(i)	the Defined Contribution Plans Offset, plus

(ii)	the Participant’s Social Security Benefit.

(c)	Future Changes. Prior to the Termination of Employment, a Participant’s Accrued SERP Benefit may increase and may decrease from time to time.

2. COMPENSATION. Effective January 1, 2006, Section 1.1.3 of the Plan Statement is amended to read in full as follows:

1.1.3. Average Monthly Basis Compensation — one-sixtieth (1/60th) of the total dollar amount of Pensionable Compensation attributable to the five (5) consecutive, completed calendar years which produce the highest amount; subject, however, to the following:

(a)	Less Than Five Years. If the Participant shall have received Pensionable Compensation attributable to less than five (5) consecutive, completed calendar years as of the date his or her Average Monthly Basis Compensation is determined, his or her Average Monthly Basis Compensation shall be equal to the total of all the Pensionable Compensation attributable to his or her consecutive, completed calendar years, divided by the number of months (12, 24, 36 or 48) in the consecutive, completed calendar years to which any of his or her Pensionable Compensation is attributable.

(b)	Completed Years. Completed calendar years are all calendar years which are completed prior to the specific date as of which the Average Monthly Basis Compensation is determined and during all of which the Participant was an employee of the Employer.

(c)	Final Partial Year. If it results in a higher Average Monthly Basis Compensation, there shall be included in the determination the partial year’s Pensionable Compensation attributable to the final partial calendar year in which the Participant’s Termination of Employment occurred (as if it were a completed year) in lieu of the Participant’s entire Pensionable Compensation attributable to an earlier completed calendar year (but the requirement that the calendar years considered shall be consecutive shall not be waived or altered by this special rule).

(d)	Ten-Year Limit. In determining the Participant’s Average Basis Monthly Compensation, there shall be disregarded all Pensionable Compensation attributable to calendar years ending more than ten (10) years prior to the date as of which the Average Monthly Basis Compensation is determined.

(e)	No Compensation. The absence of Pensionable Compensation (or less than full compensation) in any calendar year shall not affect the requirement that only consecutive calendar years be considered in determining a Participant’s Average Monthly Basis Compensation.

3. COMPENSATION. Effective January 1, 2006, Section 1.1 of the Plan Statement is amended by the addition of the following new Section 1.1.4 (and all subsequent subsections are renumbered):

1.1.4. Average Monthly Bonus Compensation — one-sixtieth (1/60th) of the total dollar amount of Bonus Compensation attributable to the five (5) consecutive, completed calendar years which produce the highest amount; subject, however, to the following:

(a)	Less Than Five Years. If the Participant shall have received Bonus Compensation attributable to less than five (5) consecutive, completed calendar years as of the date his or her Average Monthly Bonus Compensation is determined, his or her Average Monthly Bonus Compensation shall be equal to the total of all the Bonus Compensation attributable to his or her consecutive, completed calendar years, divided by the number of months (12, 24, 36 or 48) in the consecutive, completed calendar years to which any of his or her Bonus Compensation is attributable.

(b)	Completed Years. Completed calendar years are all calendar years which are completed prior to the specific date as of which the Average Monthly Bonus Compensation is determined and during all of which the Participant was an employee of the Employer.

(c)	Final Partial Year. If it results in a higher Average Monthly Bonus Compensation, there shall be included in the determination the partial year’s Bonus Compensation attributable to the final partial calendar year in which the Participant’s Termination of Employment occurred (as if it were a completed year) in lieu of the Participant’s entire Bonus Compensation attributable to an earlier completed calendar year (but the requirement that the calendar years considered shall be consecutive shall not be waived or altered by this special rule).

(d)	Ten-Year Limit. In determining the Participant’s Average Bonus Monthly Compensation, there shall be disregarded all Bonus Compensation attributable to calendar years ending more than ten (10) years prior to the date as of which the Average Monthly Bonus Compensation is determined.

(e)	No Compensation. The absence of Bonus Compensation (or less than full compensation) in any calendar year shall not affect the requirement that only consecutive calendar years be considered in determining a Participant’s Average Monthly Bonus Compensation.

4. COMPENSATION. Effective January 1, 2006, Section 1.1 of the Plan Statement is amended by the addition of the following new Section 1.1.7 (and all subsequent subsections are renumbered):

1.1.7. Bonus Compensation — Compensation paid to a Participant by the Employer that is earned under an incentive compensation arrangement as adopted on a year-to-year basis, prior to the end of a fiscal year, and as revised from time to time, which provides for incentive compensation on the attainment of defined financial goals and, if applicable, individual business goals during the course of a fiscal year, provided the Participant remains in the employ of the Employer or its subsidiaries at the end of that fiscal year; subject, however, to the following:

(a)	Included Items. In determining a Participant’s Bonus Compensation there shall be included elective contributions made by the Employer on behalf of the Participant that are not includable in gross income including elective contributions authorized by the Participant under a Retirement Savings Agreement, a cafeteria plan or any other qualified cash or deferred arrangement under section 401(k) of the Code. Remuneration voluntarily deferred under any qualified or nonqualified deferred compensation plan maintained by the Principal Sponsor or an Employer shall be included, subject to the other rules of this Section, at the time it would have been paid but for the election to voluntarily defer such remuneration.

(b)	Excluded Items. In determining a Participant’s Bonus Compensation there shall be excluded all of the following: (i) reimbursements or other expense allowances including foreign service allowances, station allowances, foreign tax equalization payment and other similar payments, (ii) welfare and fringe benefits (both cash and noncash) including third-party sick pay (i.e., short-term and long-term disability insurance benefits), income imputed from insurance coverages and premiums, employee discounts and other similar amounts, payments for vacation or sick leave accrued but not taken, final payments on account of termination of employment (i.e., severance payments) and settlement for accrued but unused vacation and sick leave, (iii) moving expenses, (iv) deferred compensation (when received), (v) the value of stock options and stock appreciation rights (whether or not exercised) and other similar amounts, and (vi) all premium pay for overtime work and premium pay for shift differentials.

(c)	Pre-Participation Employment. Bonuses paid by the Employer attributable to periods prior to the date the Participant became a Participant in the Plan shall be taken into account in determining the Participant’s Bonus Compensation.

(d)	Attribution to Periods. All bonuses shall be considered attributable to the period when earned or accrued and not the period in which it is actually paid.

(e)	Periods Prior to 2006. In determining a Participant’s Bonus Compensation for periods prior to January 1, 2006, one-half (1/2) of all Bonus Compensation for a period shall be disregarded.

5. PENSIONABLE COMPENSATION. Effective January 1, 2006, Section 1.1.16(b) (formerly Section 1.1.14(b)) of the Plan Statement is amended to read in full as follows:

(b)	Excluded Items. In determining a Participant’s Pensionable Compensation there shall be excluded all of the following: (i) reimbursements or other expense allowances including foreign service allowances, station allowances, foreign tax equalization payment and other similar payments, (ii) welfare and fringe benefits (both cash and noncash) including third-party sick pay (i.e., short-term and long-term disability insurance benefits), income imputed from insurance coverages and premiums, employee discounts and other similar amounts, payments for vacation or sick leave accrued but not taken, final payments on account of termination of employment (i.e., severance payments) and settlement for accrued but unused vacation and sick leave, (iii) moving expenses, (iv) deferred compensation (when received), (v) the value of stock options and stock appreciation rights (whether or not exercised) and other similar amounts, (vi) all premium pay for overtime work and premium pay for shift differentials and (vii) all Bonus Compensation defined in Section 1.14 prior to the adjustment in Section 1.14(e).

6. PENSIONABLE COMPENSATION. Effective January 1, 2006, Section 1.1.16(e) (formerly Section 1.1.14(e)) of the Plan Statement is amended by removing the phrase “(e.g., bonuses)” from the second sentence.

7. SAVINGS CLAUSE. Save and except as herein expressly amended, the Plan Statement shall continue in full force and effect.

October 13, 2006	APOGEE ENTERPRISES, INC.

	By	/s/ Russell Huffer
	Its	Chairman and Chief Executive
Officer